Exhibit 1.3

MEDIUM TERM NOTES, SERIES A
AND OTHER SECURITIES OF BARCLAYS BANK PLC

Agency Agreement

November 20, 2006

Ladies and Gentlemen:

1.             General.  You, the undersigned, JPMorgan Securities Inc. (“you” or the “Agent”), understand that Barclays Bank PLC, a public limited company organized under the laws of England and Wales (“we”, “us” or the “Issuer”), is entering into this Agency Agreement (“Agreement”) in counterparts with you to act as placement agent in connection with offerings of securities of the Issuer.  Such offerings include, without limitation, offerings made pursuant to the Distribution Agreement, dated September 17, 2004 (the “Distribution Agreement”), between the Issuer and Barclays Capital Inc., as may be amended from time-to-time, relating to the Issuer’s Medium-Term Notes, Series A (the “Notes”).  The Notes will be issued pursuant to an Indenture dated as of September 16, 2004, between the Issuer and Bank of New York, as trustee (the “Trustee”) (as may be supplemented or amended from time to time, the “Indenture”).  The term “Manager” herein means Barclays Capital Inc. acting in such capacity as lead agent.  This agreement shall only cover transactions between the Issuer and you, acting through your “Private Bank” and “Private Client Services”.

At or prior to the time of an offering, the Manager will advise you, to the extent applicable, by wire, facsimile, electronic data transmission or other written communication (“Wire”) as to the expected offering date, the expected closing date, the initial public offering price, the interest or dividend rate (or the method by which such rate is to be determined), the conversion price, if applicable, the gross fee, the underwriting and management fee or placement fee, the selling concession, the reallowance, the time of release of securities for sale to the public, the time at which subscription books will be opened, the amount, if any, of securities reserved for purchase by your customers, the period of such reservation and the amount of securities to be allotted to your customers, and stating that the purchase in an offering of securities will become effective following our receipt of your acceptance on behalf of your customers.  Each offering will be conducted in accordance with the Administrative Procedures attached hereto as Schedule I or as may be otherwise agreed between you and the Issuer.  If you have not previously executed this Agreement, by the purchase by customers for which you have acted as Agent in an offering covered by this Agreement you shall be deemed to be a signatory hereof with respect to such offering.

The securities to be purchased in any offering of securities in which you agree to participate as an agent pursuant to this Agreement, including any guarantees relating to such securities or any other securities into which such securities are convertible or for which such securities are exercisable or exchangeable and any securities that may be purchased upon exercise of an over allotment option, are hereinafter referred to as the “Securities”.

Upon agreement by you and the Issuer with respect to an expected offering of Securities, you (and your affiliate) shall have the right to be the exclusive agent for such offering (such right is referred to herein as the “Exclusivity Right”, and an offering for which you exercise the Exclusivity Right is referred to herein as the “Exclusive Offering”).  If you exercise the Exclusivity Right, no other Agent or dealer (other than your affiliate) may participate in such offering for a period of 30 calendar days from the date you exercised the Exclusivity Right; provided, however, that the Issuer may invite other agents, dealers or underwriters to participate in an Exclusive Offering with your prior consent.

The following provisions of this Agreement shall apply separately to each individual offering of Securities.

2.             Allotments.  The purchase of Securities by your customers will be made on the basis of a reservation of Securities and an allotment against subscriptions.  Any application for additional Securities will be subject to rejection in whole or in part.  Subscription books may be closed by us at any time in our discretion without notice and the right is reserved to reject any subscription in whole or in part.

You will make reasonable efforts to obtain performance by each purchaser of Securities for whom you are acting as agent, but you will not have any liability to the Issuer in the event any such purchase is not consummated for any reason.

3.             Offering Materials.  (a) You understand that registration of the offer and sale of the Securities is required under the Securities Act of 1933, as amended (the “1933 Act”).  In connection with any offering of Securities, we or our affiliate shall make available to you, electronically or otherwise, such numbers of copies of the Time of Sale Information and of the Prospectus (in each case as defined below and other than information incorporated by reference therein) as you may reasonably request for the purposes of the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the applicable rules and regulations thereunder.  You represent and warrant that you are familiar with Rule 173 under the 1933 Act, as well as Rule 15c2-8 (or any successor provision) under the 1934 Act and agree that you will comply with the requirements of each Rule.

“Preliminary Prospectus” means any preliminary pricing supplement relating to an offering of Securities filed or to be filed under Rule 424 of the 1933 Act, together with the prospectus supplement (including any “product” supplements) and prospectus relating to the Securities.

“Prospectus” means the final pricing supplement relating to an offering of Securities filed or to be filed under Rule 424 of the 1933 Act, together with the prospectus supplement (including any “product” supplements) and prospectus relating to the Securities.

“Free writing prospectus” has the meaning set forth in Rule 405 under the 1933 Act and “Permitted Free Writing Prospectus” means (i) a free writing prospectus authorized for use by the Issuer in connection with an offering of Securities that has been filed with the Securities and Exchange Commission (the “Commission” or “SEC”) in accordance with Rule 433(d) of the 1933 Act; (ii) a free writing prospectus containing a description of terms of the Securities that (1) does not reflect the final terms and (2) is exempt from the filing requirement pursuant to Rule 433(d)(5)(i) under the 1933 Act; or (iii) a free writing prospectus that (1) does not contain substantive changes from or additions to a free writing prospectus previously filed with the Commission and (2) is exempt from the filing requirement pursuant to Rule 433(d)(3) under the 1933 Act.

“Time of Sale Information” means the Preliminary Prospectus together with each Permitted Free Writing Prospectus, if any, relating to an offering of Securities.

(b)           You agree that you will not use, authorize use of, refer to, or participate in the planning for use of any written communication (as defined in Rule 405 under the 1933 Act)

concerning the Issuer or any offering of Securities (including without limitation any free writing prospectus and any information furnished by any issuer of the Securities but not incorporated by reference into the Preliminary Prospectus or Prospectus) other than: (i) any Preliminary Prospectus or Prospectus; (ii) any Permitted Free Writing Prospectus; (iii) a free writing prospectus that would not constitute an “issuer free writing prospectus” as such term is defined in Rule 433(h)(1) under the 1933 Act, including any free writing prospectus required to be filed with the SEC pursuant to Rule 433(d)(1)(ii) under the 1933 Act; or (iv) any communications that comply with Rule 134 or Rule 135 under the 1933 Act, which communication is furnished to you by the Issuer or the Manager.

(c)           You represent and agree that any Time of Sale Information made available to you by the Issuer or the Manager in connection with an offering of Securities, if not publicly available on the SEC’s website, will be conveyed to each person to whom you sell or deliver Securities prior to entering into a contract of sale with such person, agree to make a record of your distribution of such Time of Sale Information, and agree, once furnished with copies of any revised Preliminary Prospectus or Permitted Free Writing Prospectus or a new Permitted Free Writing Prospectus revising or supplementing the terms of the Preliminary Prospectus or a previous Permitted Free Writing Prospectus, if not publicly available on the SEC’s website, to promptly forward copies thereof to each person to whom you have theretofore distributed a Preliminary Prospectus or Permitted Free Writing Prospectus prior to entering into any contract of sale with such person.  Notwithstanding the foregoing, you need not convey any Time of Sale Information to persons for whom you or your affiliates act on a discretionary or fiduciary basis.

4.             Offering of the Securities; Establishment of Agency; Solicitation of Agents.

(a)           Subject to the terms and conditions set forth herein and to the reservation by the Issuer of the right to (i) sell Notes directly on its own behalf at any time and to any person, (ii) cause Additional Agents (as defined below) to enter into similar agreements from time to time, (iii) sell Securities to any agent, acting as principal, for its own account or for resale to one or more investors or to another broker-dealer, acting as principal, for purpose of resale and (iv) accept offers to purchase Securities through other agents on substantially the same terms and conditions as would apply to you, we hereby appoint you our agent for the purpose of soliciting and receiving offers to purchase Securities on our behalf.

(b)           On the basis of the representations and warranties and subject to the terms and conditions set forth herein, you agree to use reasonable efforts when requested by the Issuer to solicit and receive offers to purchase Securities or place Securities upon the terms and conditions set forth in the Preliminary Prospectus or Time of Sale Information as then amended or supplemented.

(c)           The Issuer reserves the right, in its sole discretion, to suspend, at any time and for any period, the solicitation of offers to purchase Securities.  Upon receipt of any notice of such suspension from the Issuer, the Agent shall as soon as possible, but in no event later than one business day in New York City after receipt of such notice, suspend its solicitation of offers to purchase Securities until the Issuer shall have advised the Agent that such solicitation may be resumed.

(d)           You shall promptly communicate to the Issuer, orally or in writing, each offer to purchase Securities received by you, other than offers rejected by you pursuant to the next sentence.  You shall have the right, in your discretion reasonably exercised, to reject as unreasonable any offer to purchase Securities received by you and no such rejection shall be deemed a breach of your obligations hereunder.  We shall have the sole right to accept offers to purchase Securities and may, in our sole discretion, reject any offer in whole or in part.

(e)           The offering of the Securities is made subject to the conditions referred to in the Prospectus and to the terms and conditions set forth in this Agreement and any Wire.  After the public offering of the Securities has commenced, the Issuer may change the public offering price, the selling concession, the reallowance to dealers and the placement fee to brokers and agents.  To the extent that any of the foregoing changes affect you, we will notify you promptly.  Any of the Securities offered by you pursuant to this Agreement are to be offered, subject to their receipt and acceptance by the Manager to the public at the initial public offering price, subject to the terms of this Agreement and the Prospectus.

(f)            The Securities shall not be offered or sold by you to any dealer, other than your affiliates.

(g)           If required under applicable law, a single transfer tax upon the sale of the Securities by the Issuer to your customers will be paid by us when such Securities are delivered to your customers.  However, your customers shall be liable for and pay any other transfer tax, withholding or any other taxes they may incur or are otherwise payable in connection with a purchase, holding, disposition or redemption of the Securities.

(h)           Unless otherwise agreed between you and us, for each offering of Securities (i) the delivery of the Securities shall be made against payment for those Securities on the third business days after the “pricing” or “trade” date and (ii) the maturity date and final payment on the Securities shall be made on the third business day after the “final valuation date”, “final observation date” or “final averaging date” as such terms are defined in the applicable Prospectus.

(i)            Subsequent to the initial offering of the Securities, we agree that, absent a market disruption event as such term is defined in the applicable Prospectus, we will purchase any Securities in the open market from your customers at our published bid price for amounts up to $100,000 or, if intraday, at the price quoted by us to you for any aggregate amount you request.  In the event that we purchase any Note in the open market or otherwise and the price paid for such Note included an amount representing unamortized fees paid to you in connection with the sale of the Notes, you agree to repay to us the amount of such unamortized fee, net of the 1% spread (as set forth in Section 6(b)).  For the avoidance of doubt, the valuation and unwind methodology agreed to by the parties hereto is set forth in the Administrative Procedures attached hereto as Schedule I.

5.             Stabilization and Over Allotment.  One or more of our affiliates may, with respect to any offering of Securities, be authorized to over allot, to purchase and sell Securities for long or short account and to stabilize or maintain the market price of the Securities.  You agree that upon our request at any time and from time to time prior to the termination of the effectiveness of this Agreement with respect to an offering of Securities, you will report the amount of Securities purchased by your customers.

6.             Legal Responsibility.  (a) The Issuer, as such, shall have full authority to take such action as it deems advisable in all matters pertaining to the offering of the Securities or arising under this Agreement.  The Issuer shall have no liability to you for any act or omission except for obligations expressly assumed by the Issuer herein, and no obligations on the part of the Issuer will be implied hereby or inferred herefrom.

(b)           After each offering of Securities, the Issuer, through the Manager, shall use reasonable efforts to provide information, including publication of bid and mid-offer prices with a spread of no more than 1%, to assist you in obtaining timely pricing information concerning the Securities for which you act as agent.

7.             Your Representations to Us.  Each and every time you act as agent in connection with the sale of any of the Securities to one of your customers, you represent and warrant as follows:

(a)           You have complied with all applicable federal, state or local laws, rules or regulations (or rules of any self-regulatory organization) relating to maintenance of information and the suitability of the Securities for purchase by that customer.

(b)           You will comply with all applicable provisions of the Employee Retirement Income Security Act, as amended by the Pension Protection Act of 2006 (“ERISA”), and the rules and regulations of the Department of Labor.

(c)           You will comply with all applicable laws, rules and regulations, including the provisions of the 1933 Act and the 1934 Act and the rules and regulations of the Commission thereunder, the rules and regulations of any securities exchange having jurisdiction over the offering and the laws, rules and regulations of any applicable regulatory body.

(d)           You further represent and agree that you have implemented and currently maintain (and shall maintain for so long as you are a party to this Agreement) an anti-money laundering (“AML”) program (including, without limitation, an effective customer identification program) that satisfies the requirements of (i) Section 326 of the USA PATRIOT Act (Pub. L. 107-56) and the regulations promulgated thereunder and (ii) all other federal, state or local laws, rules or regulations aimed at detecting or preventing the funding of terrorism or money laundering activities.

(e)           In the event you receive notice that the Prospectus relating to an offering is being amended by the Issuer, you shall either await receipt of the amended Prospectus before providing the same to customers, or if a Prospectus has previously been provided to your customers, provide the amended Prospectus to your customers immediately upon receipt thereof from the Issuer (except for persons for whom you or your affiliates act on a discretionary or fiduciary basis).

(f)            The information contained in any Permitted Free Writing Prospectus prepared by you in connection with any offering of Securities, and not otherwise authorized by us, will be consistent in all material respects with our previous filings with the SEC, including but not limited to “issuer free writing prospectuses” as that term is defined in Rule 433(h)(1) under the 1933 Act and prospectuses filed pursuant to Rule 424 under the 1933 Act.

8.             Our Representations to You.  Each and every time we accept an offer from you to purchase Securities pursuant to this Agreement, we represent and warrant as follows:

(a)           The registration statement on Form F-3 (File No. 333-126811) (the “Registration Statement”), accompanying Prospectus and all documents incorporated by reference in the Prospectus have been declared effective by the SEC, and no stop order suspending the effectiveness of such Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the SEC.

(b)           The Securities have been duly authorized and established in conformity with the Indenture and when issued and delivered, will constitute a legal, valid and binding obligation of the Issuer entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency reorganization and similar laws of general applicability relating to creditors’ rights and equitable principles.

(c)           On the date it most recently became effective, the Registration Statement and accompanying Prospectus conformed in all respects to the requirements of the 1933 Act, the Trust Indenture Act and the applicable rules and regulations of the Commission thereunder, and did not include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty does not apply to any untrue statement or alleged untrue statement or omission made (i) in reliance upon and in conformity with written information furnished to the Issuer or the Manager by you expressly for use therein or (ii) in the statement of eligibility of the Trustee under the Indenture.

(d)           If at any time when a Prospectus relating to the Securities is required to be delivered, the Issuer becomes aware of any event as a result of which the Prospectus, as then amended or supplemented, shall include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or it shall be necessary at any time to amend or supplement the Prospectus, the Issuer shall promptly notify you to suspend the solicitation of offers to purchase the Securities and prepare and file with the SEC an amendment or supplement that will correct such untrue statement or omission or effect such compliance.

(e) The Issuer shall advise you promptly of (i) any filing with the SEC of any amendments or supplements to the Registration Statement or the accompanying prospectus, together with the prospectus supplement (including any “product” supplements) relating to the Securities and (ii) any downgrade of the ratings of the Securities publicly announced by either Moody’s Investors Services, Inc. or Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.  The Issuer shall advise you promptly of any stop order proceedings in respect of the Registration Statement and will use its reasonable efforts obtain withdrawal of any such stop order.

(f)            The Issuer agrees that it will not solicit or accept offers to purchase Securities from you during any period when the Issuer shall have been advised by either Moody’s Investors Services, Inc. or Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., that such organization has determined to downgrade the rating of the Securities and such downgrade shall not yet have been publicly announced; provided that the Issuer shall not be obligated to inform you of the reason for, or describe the occurrence of any event that may have occasioned the need for, the suspension of its solicitation or acceptance of offers.

9.             Opinions and Comfort Letters.  Subject to the restrictions below and at the Issuer’s expense, the Issuer agrees that it shall provide you with the following as soon as is reasonably practicable following each filing by the Issuer with the Commission of the Issuer’s annual report on Form 20-F:

(a)           One opinion and one letter each dated on or around such filing with the Commission, of U.S. counsel to the Issuer in such counsel’s customary form to the effect that, (i) with respect to the opinion: (A) the Indenture has been duly authorized, executed and delivered by the Issuer and duly qualified under the Trust Indenture Act, (B) the Securities have been duly authorized and (C) the Indenture constitutes and the Securities, when issued and delivered, constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and (ii) with respect to the letter, based upon such counsel’s review of the Registration Statement and accompanying prospectus, together with the prospectus supplement, relating to the Securities and other relevant due diligence: (A) each part of the Registration Statement, when such part become effective, appeared on its face to be appropriately responsive, in all material respects relevant to the offering of the Securities, to the requirements of the 1933 Act, the Trust Indenture Act and the applicable rules and regulations of the Commission thereunder, and (B) nothing that came to the attention of such counsel in the course of their review has caused them to believe that, insofar as relevant to the offering of such Securities, any part of the Registration Statement, when such part became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading or that the accompanying prospectus, together with the prospectus supplement, relating to the Securities, as of the date of the latest Prospectus, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Such letter may include customary qualifications, and such counsel need not express any opinion or belief as to the financial statements or other financial data derived from accounting records contained in the Registration Statement or such prospectus or as to the statement of eligibility of the Trustee under the Indenture.

(b)           One letter from PricewaterhouseCoopers LLP (“PWC”), dated on or around such filing with the Commission, in PWC’s customary form conforming to the requirements of Statement on Auditing Standards No. 72 (or any successor standard) and containing statements and information of the type ordinarily included in accountants’ “comfort letters” concerning the financial statements and certain financial information derived from accounting records of the Issuer contained in, or incorporated by reference into, the Registration Statement and the prospectus relating to the Securities and in form and substance reasonably satisfactory to you.

Notwithstanding the foregoing, the Issuer may postpone the delivery of the opinion and letters referred to above if, in the judgment of the Issuer, the existence of a pending corporate transaction, matter or other exceptional event that has not yet been publicly disclosed, makes it impracticable or non-prudent to deliver such documents at the appointed time.  In such event, the Issuer agrees to deliver such documents as soon as reasonably practicable after such corporate transaction, matter or other exceptional event has been publicly disclosed or abandoned.

You acknowledge and agree that, insofar as the letters and opinion referred to in subsections (a) and (b) of this Section, or any subsequently delivered documents in substantially the same form, are concerned, such letters and opinions may not be quoted, referred to or furnished to any purchaser or prospective purchaser of any Securities and may not be used in furtherance of the offer or sale of any Securities.

10.          Compliance with Regulation M.  Unless the Securities are “exempted securities” as defined in Section 3(a)(12) of the 1934 Act, you represent that, at all times since you were invited to participate in the offering of the Securities, you have complied with the provisions of Regulation M applicable to such offering, in each case as interpreted by the Commission and after giving effect to any applicable exemptions.  If you have been notified in a Wire that we may conduct passive market making in compliance with Rule 103 of Regulation M in connection with the offering of the Securities, you represent that, at all times since your receipt of such Wire, you have complied with the provisions of such Rule applicable to such offering, as interpreted by the Commission and after giving effect to any applicable exemptions.

11.          Net Capital.  You represent that the incurrence by you of your obligations hereunder in connection with the offering of the Securities will not place you in violation of Rule 15c3 1 under the 1934 Act, if such requirements are applicable to you, or, if you are a financial institution subject to regulation by the Board of Governors of the Federal Reserve System, the Comptroller of the

Currency or the Federal Deposit Insurance Corporation, will not place you in violation of the capital requirements of such regulator or any other regulator to which you are subject.

12.          Payment and Delivery.  (a) You agree that Securities purchased by you pursuant to this Agreement shall be paid for in an amount equal to the initial public offering price thereof.  The placement fees, based on market conditions and other factors in existence at the time of each sale, which shall be subject to negotiation between us and you and shall be disclosed in the Prospectus relating to each offering of Securities, will be payable monthly in arrears and may be waived by you in part.  Unless otherwise agreed by the parties, placement fees will be paid on the 5th business day of each month, for all placement fees earned by you in connection with the Securities with a pricing/trade date during the prior calendar month.  Payment shall be made in the manner and type of funds or currency specified in the Manager’s written payment instructions to you or your written payment instructions to the Manager.

(b)           If transactions in the Securities are to be settled through the facilities of The Depositary Trust Company (“DTC”) or any other depository or similar facility, if you are a member, the Manager is authorized, in its discretion, to make appropriate arrangements for payment in same day funds and/or delivery through DTC’s facilities of the Securities to be delivered to you for purchase by your customers, or, if you are not a member, settlement may be made through a correspondent that is a member pursuant to your timely instructions.

(c)           With respect to any issuance of Securities, in the event that (x) the delivery of such Securities by the Issuer is not made on the applicable settlement date and the payment for such Securities is made on such settlement date, interest, which shall be payable by the Issuer to you, shall accrue beginning on, and including, such settlement date at the prevailing Federal Funds (Open) Rate to, but excluding, the day that the delivery of such Securities is actually made, and (y) the Issuer’s payment is not made as specified on the applicable maturity date (as may be delayed by the terms of such Securities, including by a market disruption event), interest shall accrue on the amount payable by the Issuer beginning, and including, on such maturity date at the prevailing Federal Fund (Open) Rate to, but excluding, the day that the Issuer’s payment is actually made; provided, however, that any interest paid to you pursuant to this Section 12(c) shall be net of any interest paid directly to the holders of such Securities.  Any interest accrued pursuant to this paragraph shall be paid with the placement fees payable to you by the Issuer for that calendar month.

13.          Termination; Amendment.  (a) The terms and conditions set forth in (i) Section 4(e), and (ii) the second sentence of Section 5 (collectively, the “offering provisions”) will terminate with respect to each offering of Securities pursuant to this Agreement at the close of business on the 45th day after the date of the initial public offering of such Securities or at the close of business on the day of the closing of the purchase of the Securities by any underwriter pursuant to an underwriting agreement, whichever is later, unless in either such case the effectiveness of such offering provisions is extended by the Manager for a further period not exceeding 30 days or, in its discretion and whether or not extended, sooner terminated as hereinafter provided.  The Manager may terminate such offering provisions at any time by notice to you to the effect that the offering provisions of this Agreement are terminated.  All other provisions of the Agreement shall remain operative and in full force and effect with respect to such offering.

(b)           This Agreement may be terminated by either party hereto upon 30 business days’ written notice to the other party; provided, however, that with respect to any particular offering of Securities, if the Manager receives any such notice from you after the Manager has advised you of the amount of Securities allotted to you, this Agreement shall remain in full force and effect as to such offering and shall terminate with respect to such offering and all previous offerings only in accordance with and to the extent provided in subsection (a) of this Section.

14.          Indemnification.  The Issuer will indemnify and hold you harmless against any losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which you may become subject, under the 1933 Act or otherwise, and including reasonable legal expenses incurred by you in connection with investigating or defending any such action or claim as incurred, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Preliminary Prospectus, the Prospectus, the Prospectus as amended or supplemented and any other free writing prospectus furnished by the Issuer or Manager relating to the Securities, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that neither the Issuer nor any affiliate thereof (including the Manager) shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Preliminary Prospectus, the Prospectus, the Prospectus as amended or supplemented and any other free writing prospectus furnished by the Issuer or Manager relating to the Securities or any such amendment or supplement, in reliance upon and in conformity with written information furnished to the Issuer or the Manager by you expressly for use therein.

To the extent the indemnification provided for in this Section is unavailable or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then Barclays Bank PLC shall, in lieu of indemnifying you herein, contribute to the amount paid or payable by you as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer and its affiliates (including the Manager) on the one hand and you on the other hand from the offering of Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer and its affiliates on the one hand and you on the other hand in connection with the misstatements or omissions that resulted in such losses, claims, damages or liabilities.  The relative benefits received by the Issuer and its affiliates (including the Manager) on the one hand and you on the other shall be deemed to be in the same proportion as the total net proceeds from the sale of Securities received by the Issuer bear to the total fees (including placement fees) or discounts received by you in respect thereof.

15.          Agent; Notices.  We hereby appoint the Manager as our agent for purposes of delivering and receiving any notices, including any Wire, contemplated or permitted under this Agreement, and any notice delivered by or to the Manager shall be deemed for all purposes to have been delivered by or to the Issuer.  Any notices from the Manager to you shall be deemed to have been duly given if sent by facsimile transmission, personal delivery or registered mail to the address or facsimile number set forth at the foot of this Agreement, or at such other address or facsimile number as you shall have advised the Manager in writing.  Any notice from you to the Manager shall be sent by facsimile transmission, personal delivery or registered mail to:

Barclays Capital Inc.
200 Park Avenue
New York, New York 10166
Attn:       General Counsel

Telephone:            212-412-4000

Telecopy:              212-412-6830

with a copy to:

Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attn:       General Counsel

Telephone:            212-412-4000
Telecopy:              212-412-1825

(or to such other address or facsimile number as you shall be notified by the Manager).

16.          NASD Matters.  You represent and agree that you are now and shall remain for so long as you are a party to this Agreement, a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”).  You agree that in making sales of Securities you will comply with all applicable rules of the NASD, including Conduct Rules 2420, 2730, 2740, 2750 and 2790.

17.          Suitability Requirements.  You agree that, in connection with any offering of Securities, you will comply with NASD Conduct Rule 2310, Rule 405 of the New York Stock Exchange, if applicable, and all other federal, state or local laws, rules or regulations (or rules of any self-regulatory organization) relating to the suitability of the Securities for purchase by any person to whom you sell or recommend Securities.  In complying with NASD Conduct Rule 2310, prior to recommending the purchase of any Securities, you shall have reasonable grounds for believing that the recommendation is suitable for the person to whom it is made upon the basis of facts disclosed to you by such person as to his or her other security holdings and as to his or her financial situation and needs.  Prior to executing the purchase of Securities recommended to any non-institutional customer, you shall obtain information regarding: (1) the customer’s financial status; (2) the customer’s tax status; (3) the customer’s investment objective; and, (4) any additional information used or considered to be reasonable by you in making such recommendations to the customer. You further agree that you are familiar with NASD Notice-to-Members 05-59 concerning NASD members’ obligations when selling structured products and you agree to comply materially with the recommendations therein.  “Non-institutional customer” is defined as a customer that does not qualify as an institutional account under NASD Conduct Rule 3110(c)(4).  If you sell the securities to another dealer, you will do so pursuant to a master selected dealer agreement in which the dealer to whom you are selling the securities agrees to substantially comply with the suitability requirements contained herein.

18.          ERISA.  You agree that, in connection with any offering of Securities, you will only sell Securities to an account, pension, profit-sharing or other employee benefit plan (a “plan”) subject to ERISA or Section 4975 of the Internal Revenue Code (the “Code”), if the plan is purchasing, holding and disposing of the Securities pursuant to the “service provider” exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code).  Each and every time you act as agent in connection with the sale of any of the Securities to a plan (excluding any individual retirement accounts or “IRAs”), you represent and warrant that such plan has acknowledged to you that Barclays Bank PLC and its affiliates are not fiduciaries of the plan in connection with such offering and sale of Securities.  Additionally you agree to take all actions necessary, including obtaining representations from such plan (excluding any IRAs), to confirm the foregoing.

19.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

BARCLAYS BANK PLC

		By:	/s/ Philippe El-Asmar
Name: Philippe El-Asmar
Title: Managing Director

Agreed: November 20, 2006

JPMORGAN SECURITIES INC.,
ACTING THROUGH ITS “PRIVATE BANK”
AND “PRIVATE CLIENT SERVICES”

By:	/s/ Kevin R. Alger
Name: Kevin R. Alger
Title: Managing Director

(If person signing is not an officer or a managing director, please attach instrument of authorization)

Address:

Telephone:

Facsimile:

Schedule I

ADMINISTRATIVE PROCEDURES

Appendix A—Primary Contact Details

Appendix B—Consolidated Form

Appendix C—Sample Daily Pricing Spreadsheet

Appendix D—Standard Settlement Instructions